Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-1) of Westwater Resources, Inc. of our report dated February 14, 2020, relating to the consolidated financial statements of Westwater Resources, Inc. (which report appears in the Form 10-K of Westwater Resources, Inc. for the year ended December 31, 2019 and expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado

February 28, 2020